EXHIBIT 10.2

Redactions with respect to certain portions hereof, identified with “[***]”, denote information that is both not material and the type of information that the registrant treats as private or confidential, and would likely cause competitive harm if publicly disclosed.

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is made effective as of December 17, 2019 (the “Effective Date”) by and between Vyera Pharmaceuticals, LLC, a Delaware limited liability company (“Vyera”), and CytoDyn Inc., a Delaware corporation (“CytoDyn”). CytoDyn and Vyera are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Vyera is a pharmaceutical company engaged in, inter alia, the commercialization of products useful in the amelioration, treatment or prevention of certain human diseases and conditions.

WHEREAS, CytoDyn has developed leronlimab (PRO 140), a monoclonal antibody C-C chemokine receptor type 5 receptor antagonist and is pursuing the clinical development of its PRO 140 drug candidate for the treatment of multi-drug resistant Human Immunodeficiency Virus (“HIV”) infection, as well as related HIV infection indications.

WHEREAS, the Parties are entering into a Commercialization and License Agreement as of the Effective Date (the “Commercialization Agreement”) concerning the completion of clinical development of PRO 140 and, upon regulatory approval of PRO 140, the commercialization of Products (as defined below) in the Field (as defined below) and the Territory (as defined below).

WHEREAS, the Commercialization Agreement provides for Vyera to purchase from CytoDyn and for CytoDyn to supply Vyera with Vyera’s requirements for Product and the Parties have agreed to enter into this Agreement as a condition to the consummation of the transactions contemplated by the Commercialization Agreement.

NOW, THEREFORE, in consideration of the foregoing and the premises and conditions set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “AAI” has the meaning set forth in Section 2.3(a).

1.2 “AAI Agreement” has the meaning set forth in Section 2.3(a).

1.3 “Affected Party” has the meaning set forth in Section 12.5.

1.4 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, by contract or otherwise.

1.5 “AGC” has the meaning set forth in Section 2.3(a).

1.6 “AGC Agreement” has the meaning set forth in Section 2.3(a).

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1.7 “Agency” means any applicable local, national or supranational government regulatory authority involved in granting approvals and/or exercising authority with respect to the Manufacturing of a Product, including the FDA, and any successor governmental authority having substantially the same function.

1.8 “Agreement” has the meaning set forth in the introductory paragraph.

1.9 “Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority, including the FDCA, Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), U.S. Patent Act (35 U.S.C. §1 et seq.), Federal Civil False Claims Act (31 U.S.C. §3729 et seq.), and Anti-Kickback Statute (42 U.S.C. §1320a-7b et seq.), all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder.

1.10 “Batch” means the Product that results from a single Manufacturing process, inclusive of Materials and testing.

1.11 “BLA” means a Biologics License Application (as defined in the FDCA), including all supplements, amendments, variations, extensions and renewals thereof.

1.12 “Breaching Party” has the meaning set forth in Section 9.2.

1.13 “Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of New York or the State of Washington, U.S., are authorized or obligated by Applicable Law to close.

1.14 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.15 “Calendar Year” means the twelve (12) month period ending on December 31; provided, however, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on December 31, 2019; and (b) the last Calendar Year of the Term shall end on the effective date of expiration or termination of this Agreement.

1.16 “cGMP” means the then-current good manufacturing practices required by the FDA, as set forth in the FDCA, as amended, and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials.

1.17 “Claim” has the meaning set forth in Section 11.1.

1.18 “Commercialization Agreement” has the meaning set forth in the Recitals.

1.19 “Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended, or considerations to be undertaken, by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as such Party would normally use to accomplish a similar objective, activity or decision under similar circumstances; and (b) with respect to Development and Commercialization (each, as defined in the Commercialization Agreement) of any Product for any indication by a Party, efforts and resources consistent with those efforts and resources commonly used by a similarly situated biotechnology company with respect to a product owned by it or to which it has similar rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account: (i) issues of efficacy, safety, and expected and actual approved labeling; (ii) the expected and actual competitiveness of alternative products sold by Third Parties in the marketplace; (iii) the expected and actual product profile of the Product; (iv) the expected and actual patent and other proprietary position of the Product; (v) the likelihood of Regulatory Approval given the regulatory structure involved; and (vi) the expected and actual profitability and return on investment of the Product.

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1.20 “Confidential Information” means, subject to Section 8.2, all non-public or proprietary information disclosed by either Party to the other Party in connection with the activities contemplated by this Agreement, which may include ideas, inventions, discoveries, concepts, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, Regulatory Documentation, and submissions pertaining to, or made in association with, filings with any Governmental Authority, data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or disclosed in oral, written, graphic, or electronic form. Confidential Information shall include the terms and conditions of this Agreement.

1.21 “Continuation Right” has the meaning set forth in Section 9.1.

1.22 “Cost of Goods” [***]

1.23 “Cost of Manufacture” [***]

1.24 “Cure Period” has the meaning set forth in Section 9.2.

1.25 “CytoDyn” has the meaning set forth in the introductory paragraph.

1.26 “CytoDyn Indemnitee” has the meaning set forth in Section 11.1.

1.27 “CytoDyn Know-How” means, with respect to Product, proprietary information, know-how and data, in any form, owned or otherwise controlled by CytoDyn (or its Affiliate) (including (i) information owned by CytoDyn or (ii) licensed to CytoDyn by a Third Party (to the extent that CytoDyn is able to sublicense such information, know-how and data), in each case that CytoDyn has determined to be necessary to Manufacture Product, as the same may be modified from time to time by CytoDyn in its sole discretion.

1.28 “Deficiency” has the meaning set forth in Section 7.3.

1.29 “Delivery” or “Deliver” or “Delivered” means CytoDyn’s delivery of Product pursuant to a given Firm Order in accordance with the Delivery Terms and the provisions of this Agreement.

1.30 “Delivery Address” means, with respect to a given order of Product, the address where the quantities of Product under such order are to be shipped, as set forth in the applicable order.

1.31 “Delivery Date” means the date by which Vyera shall take delivery of Product as set forth in a Firm Order.

1.32 “Delivery Terms” means Ex Works (Incoterms 2010) CytoDyn’s designated Facility for the finished, packaged and labelled Product. Vyera will be responsible for arranging, and all costs of, transport of Product from CytoDyn’s designated Facility.

1.33 “Dispute” has the meaning set forth in Section 10.1.

1.34 “DMF” means a Drug Master File (or similar file) on file (or to be filed) with an Agency with respect to a Product (including any active substances master files, certificate of suitability or other suitable chemical pharmaceutical documentation containing factual information on a Product registered with an Agency).

1.35 “DSCSA” means the United States Drug Supply Chain Security Act (21 U.S.C. §581 et seq.) and applicable regulations promulgated thereunder, as amended from time to time.

1.36 “Effective Date” has the meaning set forth in the introductory paragraph.

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1.37 “Equipment” means all equipment and machinery used to (or otherwise necessary for), directly or indirectly, Manufacture Product.

1.38 “Facility” means (a) the SBL facility specified in the SBL Agreement, (b) the AGC facility specified in the AGC Agreement, (c) the AAI facility specified in the AAI Agreement, (d) the Sharp facility specified in the Sharp Agreement, and (e) such other facility(ies) where Product may be Manufactured as approved by the FDA.

1.39 “FDA” means the U.S. Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.40 “FDCA” means the United States Federal Food, Drug and Cosmetic Act of 1938 (21 U.S.C. §301 et seq.) and applicable regulations promulgated thereunder, as amended from time to time.

1.41 “Field” means the treatment of HIV in humans.

1.42 “Firm Order” means a purchase order for Product issued by Vyera under this Agreement. Each Firm Order shall specify the quantity of Product ordered, the required Delivery Date, and the Delivery Address (as well as any specific shipping instructions, if applicable), in each instance in accordance with this Agreement.

1.43 “Force Majeure Event” has the meaning set forth in Section 12.5.

1.44 “GAAP” means generally accepted accounting principles current in the U.S.

1.45 “Governmental Authority” means any multi-national, national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, instrumentality, agency, bureau, branch, office, commission, council, court or other tribunal).

1.46 “HIV” has the meaning set forth in the Recitals to this Agreement.

1.47 “Indemnifying Party” has the meaning set forth in Section 11.3(a).

1.48 “Indemnitee” has the meaning set forth in Section 11.3(a).

1.49 “Initial Supply Period” has the meaning set forth in Section 6.1.

1.50 “Invoice” means CytoDyn’s invoice (in U.S. Dollars) for a given quantity of Product Delivered pursuant to this Agreement. A complete Invoice shall contain the following (and any other relevant information specifically requested by Vyera, acting reasonably): (a) name of CytoDyn and “Remit to” address; (b) Vyera’s Firm Order number; (c) invoice number; (d) invoice date; (e) description and quantity of Product; (f) country of origin / country of Manufacture; (g) total invoice amount with any miscellaneous charges (in accordance with this Agreement) each listed separately; (h) payment terms (which payment terms shall be consistent with the payment terms set forth in this Agreement); (i) a valid tax invoice meeting applicable invoicing requirements from a tax perspective and; (j) any other information required under the Applicable Law. The Invoice shall be in English.

1.51 “Latent Defect” means any Deficiency (including any Product that fails to meet the representations, warranties or other quality requirements set forth in this Agreement) that is not readily determinable upon a reasonable inspection of the Product (based on physical inspection, identity test and review of the certificate of analysis).

1.52 “Liability” or “Liabilities” means losses, damages, fees, costs and other liabilities incurred by a Party related to such Party’s performance or conduct, or by virtue of being a “Party”, under this Agreement.

1.53 “Losses” has the meaning set forth in Section 11.1.

1.54 “Manufacture” or “Manufacturing” or “Manufactured” means, with respect to Product, all operations performed by or on behalf of CytoDyn for the manufacture and supply of Product pursuant to this Agreement, including, as applicable, receipt (including testing) and storage of Materials, production, visual inspection, packaging, labeling, handling, warehousing, quality control testing (including in-process, release and stability testing), release, as applicable, and shipping of Product, and also including such activities as may be specified in the master batch records.

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1.55 “Materials” means all raw materials, components, and other potential substance-contacting items necessary for, or otherwise used in, the Manufacture of Product pursuant to this Agreement, as applicable.

1.56 “Minimum Remaining Shelf-Life” means the minimum remaining of the maximum shelf-life (i.e., for purposes of this Agreement, the maximum shelf-life for Product shall be the stated shelf-life for the Product) for Product that is required to be remaining at the time of Delivery of such Product pursuant to this Agreement. Subject to Section 3.13, the Minimum Remaining Shelf-Life for the Product will be [***].

1.57 “Non-Affected Party” has the meaning set forth in Section 12.5.

1.58 “Non-Breaching Party” has the meaning set forth in Section 9.2.

1.59 “Party(ies)” has the meaning set forth in the introductory paragraph.

1.60 “Payments” has the meaning set forth in Section 6.3.

1.61 “Permitted Variance Deficient Quantities” has the meaning set forth in Section 3.4.

1.62 “Permitted Variance Excess Quantities” has the meaning set forth in Section 3.4.

1.63 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.64 “Pharmacovigilance Agreement” means the safety data exchange agreement that the parties will use their Commercially Reasonable Efforts to agree and enter into within ninety (90) days after the Effective Date.

1.65 “Price Cap” has the meaning set forth in Section 6.1.

1.66 “Product” means the leronlimab (PRO-140) pharmaceutical product to be supplied pursuant to this Agreement. For clarity, unless the context otherwise requires, references to “Product” in this Agreement shall be construed to refer to each given Product (and thus understood to mean a given Product on a “Product-by-Product” basis); provided, that to the extent the term “Product” is used more than one time in a given provision herein, the first such reference shall be understood to mean “a given Product” and each successive reference shall be understood to mean “such Product”.

1.67 “Quality Agreement” means that certain quality agreement to be executed by the Parties setting out the roles and responsibilities related to the Manufacturing of Product within ninety (90) days of the Effective Date.

1.68 “Records” means CytoDyn’s (or its Affiliate’s or Subcontractor’s, as applicable) records related to the performance of this Agreement, which shall include Manufacturing documents, batch records, test results, financial records (provided that such financial records shall be limited to Materials invoices and services providers invoices relative to support provided by CytoDyn to Vyera), reports, correspondence, memoranda, and any other similar documentation related to the performance of this Agreement.

1.69 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations or authorizations of any national, regional, state or local Regulatory Authority, department, bureau, commission, council or other governmental entity, that are necessary for the commercialization of a Product under this Agreement in the Territory.

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1.70 “Regulatory Authority” means: (a) any applicable Governmental Authority involved in granting Regulatory Approval in a country or jurisdiction in the Territory, including the FDA; and (b) any other applicable Governmental Authority having jurisdiction over a pharmaceutical Product.

1.71 “Regulatory Documentation” means, with respect to Product, all: (a) Regulatory Materials, including all data contained therein and all supporting documents created for, submitted to or received from an applicable governmental agency or Regulatory Authority relating to such Regulatory Materials; and (b) other documentation Controlled by a Party which is reasonably necessary in order to Commercialize (as defined in the Commercialization Agreement) Product in the Field in the Territory, including any registrations and licenses, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files and Manufacturing records.

1.72 “Regulatory Materials” means, with respect to the Product, all documentation, correspondence, submissions and notifications submitted to or received from a Regulatory Authority that are necessary or reasonably useful in order to Commercialize (as defined in the Commercialization Agreement) such Product in the Field in the Territory. For the avoidance of doubt, Regulatory Materials shall include, with respect to each Product, all Investigational New Drug applications (INDs), BLAs, Regulatory Approvals, and amendments and supplements for any of the foregoing, as well as the contents of any minutes from meetings (whether in person or by audio conference or videoconference) with a Regulatory Authority.

1.73 “Retention Period” has the meaning set forth in Section 5.1.

1.74 “Safety Stock” means those quantities of inventory of such Product to be held by CytoDyn as safety stock under this Agreement.

1.75 “SBL” has the meaning set forth in Section 2.3(a).

1.76 “SBL Agreement” has the meaning set forth in Section 2.3(a).

1.77 “Sharp” has the meaning set forth in Section 2.3(a).

1.78 “Sharp Agreement” has the meaning set forth in Section 2.3(a).

1.79 “Shortage” means an actual or anticipated shortage of Product (based upon the amount ordered in the corresponding Firm Order and based upon the Delivery Date set forth in the corresponding Firm Order) or other failure to Deliver such Product in accordance with this Agreement (based upon the amount ordered in the corresponding Firm Order and based upon the Delivery Date set forth in the corresponding Firm Order), including as a result of a shortage of Materials required for Manufacturing such Product or a shortage of capacity to Manufacture such Product, or as a result of the Delivery of Product that does not comply with the terms of this Agreement (including any non-compliance with the representations, warranties or quality requirements set forth in this Agreement), or as a result of Delivery of Product that is delayed beyond the required Delivery Date set forth in the corresponding Firm Order, in each case even if as a result of Force Majeure Event.

1.80 “Specifications” means the specifications for the Product set forth in the BLA approved by the FDA, as such specifications may be modified from time to time in response to actions by the FDA or another Regulatory Authority without the need to amend this Agreement. The current proposed Product specifications are attached at Attachment A, which shall be modified promptly upon receipt of BLA approval from the FDA to reflect the specifications set forth in the BLA approval without the need to amend this Agreement.

1.81 “Subcontractor” means any person that, as a subcontractor or agent of CytoDyn, performs any of the services or functions required to be performed by CytoDyn under this Agreement.

1.82 “Supply Price” means the Cost of Goods plus [***] on all elements of Cost of Goods except Transport Cost as defined in clause (c) of Cost of Goods.

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1.83 “Taxes” has the meaning set forth in Section 6.3.

1.84 “Term” has the meaning set forth in Section 9.1.

1.85 “Territory” means the U.S.

1.86 “Third Party” means any Person other than (a) Vyera, (b) CytoDyn or (c) an Affiliate of either of Vyera or CytoDyn.

1.87 “Transport Cost” has the meaning set forth in Section 1.22.

1.88 “Upstream Supply Agreement(s)” has the meaning set forth in Section 2.3.

1.89 “U.S.” means the United States of America, including its territories and possessions, including the District of Columbia and Puerto Rico.

1.90 “Validation” or “Validated” means documented evidence that provides a high degree of assurance that the Manufacturing process controls are adequate to consistently produce Product, in accordance with cGMPs and CytoDyn Know-How, and that meets the Specifications.

1.91 “Violation” means that either CytoDyn, or any of its officers, directors, employees or Subcontractors has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General website, including 42 U.S.C. 1320a-7(a) (https://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (https://oig.hhs.gov/exclusions/index.asp) on said website or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (http://www.sam.gov); or (c) listed by any U.S. Federal agency as being suspended, debarred, excluded, or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (a), (b) and (c) collectively the “Exclusions Lists”).

1.92 “Vyera” has the meaning set forth in the introductory paragraph.

1.93 “Vyera Indemnitee” has the meaning set forth in Section 11.2.

ARTICLE 2

SUPPLY OF PRODUCT

2.1 Manufacture and Supply of Product. Subject to the terms and conditions of this Agreement and the receipt of BLA approval of the Product by the FDA, CytoDyn shall Manufacture and supply to Vyera, and Vyera shall purchase from CytoDyn, its requirements for Product. Product shall be Manufactured and supplied by CytoDyn in accordance with this Agreement and the relevant Firm Order submitted to CytoDyn by Vyera in accordance with Section 3.2. Subject to the terms and conditions of this Agreement, each Firm Order shall be considered a separate Firm Order and shall be valid and binding upon its submission by Vyera in accordance with this Agreement. Vyera shall purchase the Products exclusively from CytoDyn and CytoDyn shall Manufacture and supply the Products for use in the Field in the Territory exclusively for Vyera and not for any Third Party. Vyera acknowledges and agrees that CytoDyn may Manufacture and supply Products for its own use or for the use of other Third Parties: (a) outside of the Field for development or sale anywhere in the world, (b) within the Field in the Territory for CytoDyn development purposes only or for the development purposes of a partner solely for use outside of the Territory (it being understood that CytoDyn shall not grant any Third Party rights for such Third Party’s own development purposes for use in the Territory), or (c) within the Field for development or sale outside of the Territory. Product Manufactured under this Agreement pursuant to Firm Orders shall be the exclusive property of Vyera upon payment by Vyera of amounts owing in respect of the subject Product. In the event that CytoDyn continues to supply Product to Vyera after the Royalty Term (as defined in the Commercialization Agreement), CytoDyn shall have right to supply Product to any Third Party within the Territory or outside the Territory for any use, including, without limitation, within the Field.

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2.2 Supply Interruption. If, after Vyera has submitted a Firm Order, a Shortage arises or CytoDyn becomes aware of an anticipated Shortage, CytoDyn shall notify Vyera in writing within five (5) Business Days thereof, and, within ten (10) Business Days thereof, CytoDyn shall notify Vyera in writing of the relevant circumstances, including, to the extent then known by CytoDyn, the underlying reasons for such Shortage (e.g., available quantities of Materials, Manufacturing capacity or other resources needed in the Manufacture of Product), proposed remedial measures, and the date such Shortage is expected to end; and CytoDyn shall use Commercially Reasonable Efforts to implement or to cause to be implemented remedial measures to end the Shortage at its sole cost.

2.3 Subcontracting.

(a)	Vyera acknowledges that the Product that CytoDyn will supply to Vyera pursuant to this Agreement [***].

(b)

Notwithstanding Section 2.3(a) above, CytoDyn shall remain fully responsible and liable for all obligations hereunder, including any responsibilities subcontracted to a Subcontractor, and the performance of all of its obligations under this Agreement, whether performed by CytoDyn, an Affiliate or a Subcontractor.

(c)

[***] Any and all costs associated with engaging a new Third Party Subcontractor (including any technology transfer to such Third Party Subcontractor) that result in a Supply Price above the Price Cap shall be borne by CytoDyn, unless Vyera consents in writing to such increase. CytoDyn shall also follow the procedures specified in this Section 2.3(c) in the event that it elects to Manufacture Product itself rather than use the Subcontractor(s) then performing such Manufacture.

2.4 Samples. Upon Vyera’s request, CytoDyn will provide to Vyera, at no additional cost, samples of Product from a Vyera-specified Batch in quantities reasonably requested by Vyera for inspection, testing and analysis. CytoDyn will ship such samples, at Vyera’s cost, as requested by Vyera to a Vyera designated address.

ARTICLE 3

PRODUCT ORDERS; DELIVERY

3.1 Forecasts.

(a)

Vyera’s initial forecast setting forth its anticipated need for Product at commercial launch (the “Initial Forecast”) will be provided to CytoDyn within ten (10) days following BLA approval by the FDA of the BLA for the Product. The Initial Forecast will cover the [***] months post launch. The [***] of the Initial Forecast will be [***] binding on Vyera on a take-or-pay basis.

(b)

During the [***] after Regulatory Approval of the Product in the Territory, within five (5) days of the start of each month, Vyera will provide CytoDyn a forecast setting forth its Product requirements for the next [***], the first [***] of which will be [***] binding on Vyera on a take-or-pay basis.

(c)

Starting on the [***] of the date of Regulatory Approval of the Product in the Territory, within five (5) days of the start of each month, Vyera will provide CytoDyn with a forecast setting forth its Product requirements for the next [***], the first [***] of which will be [***] binding on Vyera on a take-or-pay basis. Starting on the [***] of the date of Regulatory Approval of the Product in the Territory and thereafter for the remainder of the Term, within five (5) days of the start of each month Vyera will provide CytoDyn a forecast setting forth its Product requirements for the next [***], the [***] of which will be [***] binding on Vyera on a take-or-pay basis.

3.2 Firm Orders. Vyera shall place Firm Orders for its requirements of Product in accordance with the binding portion of its forecast for the relevant period at least [***] before the requested Delivery Date. Firm Orders will be made on such form of purchase order or document as Vyera may specify from time to time in writing; provided that the terms and conditions of this Agreement shall be controlling over any terms and conditions included in any Firm Order. Any term or condition of such Firm Order that is different from or contrary to the terms and conditions of this Agreement shall be void, unless otherwise agreed between the Parties in writing.

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3.3 Additional Quantities of Product. If Vyera requires additional Product at any time (in addition to the quantities ordered in accordance with Section 3.2), Vyera shall notify CytoDyn in writing (and shall deliver a Firm Order to CytoDyn for such additional quantities) and CytoDyn shall use Commercially Reasonable Efforts to supply such additional quantities of Product for Vyera, subject to its or its Subcontractors’ existing commitments.

3.4 Delivery Against Firm Orders. CytoDyn will acknowledge all Firm Orders within two (2) Business Days following receipt of same. CytoDyn shall Deliver Product only against specific Firm Orders. CytoDyn shall Deliver Product under each Firm Order no later than the Delivery Date specified in the applicable Firm Order; provided, however, that no Delivery of Product shall be made more than seven (7) days in advance of the date specified for Delivery in a Firm Order without Vyera’s prior written approval. CytoDyn shall Deliver Product under each Firm Order in the quantities set forth in such Firm Order; provided that CytoDyn shall be deemed to have satisfied its obligations with respect to quantity of a given Product if the actual quantity of Product is within plus or minus [***] of the quantity of such Product set forth in the applicable Firm Order (the amount of such excess quantity of Product actually Delivered that is above the amount requested in the Firm Order, if any, the “Permitted Variance Excess Quantities”, and the amount of such deficient quantity of Product actually Delivered that is below the amount requested in the Firm Order, if any, the “Permitted Variance Deficient Quantities”). The Facility shall be indicated on documents accompanying each Delivery of Product. In the event CytoDyn will fail to meet a Delivery Date set forth in a Firm Order, CytoDyn shall bear the incremental costs required for expedited transport above and beyond the cost incurred by the method outlined in the Delivery Terms. In the event that Vyera fails to take delivery of the Product on the Delivery Date, Vyera will be responsible for any costs incurred by CytoDyn in connection with a delay in delivery.

3.5 Delivery. CytoDyn shall effect Delivery of each Firm Order in accordance with the CytoDyn Know-How, Applicable Laws (including cGMPs) and the Product Specifications (and for clarity, CytoDyn shall only effect Delivery of Product pursuant to a Firm Order). CytoDyn shall Deliver or arrange for Delivery of Product in accordance with the Delivery Terms, in order to fill such Firm Order. Each container shall be marked as to the identity of the Product, the quantity of Product, the related Firm Order number, and any other information required by the Firm Order. CytoDyn shall bear all risk of loss or damage with respect to Product(s) until such Product(s) are Delivered to Vyera at CytoDyn’s designated Facility in accordance with the Delivery Terms. Each Delivery of Product shall be accompanied by a packing slip and a Material Safety Data Sheet, and CytoDyn’s quality release statement for such Product (described in Section 3.9).

3.6 Transfer of Title. Title to Product supplied hereunder shall pass to Vyera contemporaneously with the transfer of risk of loss, as established by the Delivery Terms.

3.7 Packaging. All Product supplied hereunder shall be packaged in accordance with the Product Specifications and the Quality Agreement, and CytoDyn shall ensure that such packaging is otherwise in accordance with the CytoDyn Know-How and Applicable Law (including cGMPs and DSCSA). Without limiting the foregoing, all Product supplied hereunder shall also be labeled with a traceable batch number and the date of Manufacture.

3.8 Handling and Storage. Prior to Delivery of Product to Vyera, CytoDyn shall handle and store all Product (including all Materials used in the Manufacture of such Product) in accordance with the CytoDyn Intellectual Property and Applicable Laws (including cGMPs), as well as the Product Specifications.

3.9 Product Release Statement. CytoDyn shall provide Vyera with a release statement signed and dated by CytoDyn indicating that the Product: (a) meets the Product Specifications; (b) was Manufactured in accordance with cGMPs, BLA, Applicable Laws, DMF (if applicable), the CytoDyn Know-How, and the controlled Validated process; and (c) used only Materials that met their specifications. CytoDyn shall not Deliver Product unless and until such Product has been quality released by CytoDyn. It is also CytoDyn’s responsibility at its own cost to collect all necessary information for the Annual Reports for FDA. The copy of each Annual Report to be provided to Vyera.

3.10 Handling and Storage of Product Following Delivery. Upon the receipt from CytoDyn, it is Vyera’s responsibility to ensure that Product is transported and maintained at the storage condition specified in the Product Specifications and in accordance with Applicable Law.

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3.11 Vyera Requirements Obligation. Subject to Applicable Law, Vyera shall obtain from CytoDyn pursuant to this Agreement all of its requirements for the Product.

3.12 Safety Stock. CytoDyn shall maintain, at all times during the Term, Safety Stock of the Product equal to Vyera’s requirements for the Product for the following [***] based on the average of the [***] most recent monthly forecasts delivered by Vyera to CytoDyn pursuant to Section 3.1. Such Safety Stock shall be maintained with the balance of the inventory on a “First-In First-Out” (FIFO) basis and shall be stored, handled and maintained in accordance with all applicable cGMPs, the CytoDyn Know-How and Applicable Law. CytoDyn shall draw on such Safety Stock to supply Firm Orders in the ordinary course under this Agreement (provided that such Safety Stock otherwise satisfies all requirements in this Agreement, including the representations, warranties and covenants set forth in Section 7.2); provided that such Safety Stock shall be replaced as soon as reasonably practicable. The Safety Stock shall be maintained by CytoDyn for the sole benefit of Vyera and shall not be subject to allocation to any other person or entity.

3.13 Launch Stock. Notwithstanding the requirement that Product have a Minimum Remaining Shelf-Life of [***] months at delivery, solely with respect to stock of the Product existing as of the Effective Date, CytoDyn shall have the right to fulfil orders with Product that has at least [***]of shelf life remaining; provided that, if Vyera is not able to sell such Product, [***]. For clarity, CytoDyn will not be in breach of any provision of this Agreement and/or the Commercialization Agreement for supplying Product with at least [***] shelf life as permitted by this Section 3.13.

ARTICLE 4

QUALITY

4.1 Notification of Agency Action. Each Party shall immediately notify the other Party of any information such Party receives regarding any threatened or pending action by any Agency that has the potential to impact Product supplied to Vyera hereunder, including and not limited to any Agency non-approval, regulatory action or Out of Specification or Out of Trend (upon stability testing). Upon receipt of any such information, the Parties shall consult in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the right of either Party to make a timely report of such matter to any Agency or take other action that it deems to be appropriate or required by Applicable Law.

4.2 Safety or Efficacy Claims. Each Party shall immediately (and in any event within twenty four (24) hours) notify the other Party of any information of which it is aware concerning Product supplied to Vyera which may affect the safety or efficacy claims or the continued marketing of the Product. Any such notification will include all related information in detail. Upon receipt of any such information, the Parties shall consult in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the right of either Party to make a timely report of such matter to any Agency or take other action that it deems to be appropriate or required by Applicable Law. Each Party will notify the other immediately of any health hazards with respect to Product which may impact employees involved in the Manufacturing of Product.

4.3 Complaints. Each Party shall immediately notify the other Party of any complaints received by such Party concerning a Product supplied hereunder. Each Party shall investigate complaints and shall take corrective action to avoid future occurrences.

4.4 Agency Inspection. In each case, to the extent permitted under its Upstream Supply Agreements, (a) CytoDyn hereby agrees to immediately notify Vyera in writing in the event that CytoDyn is notified of any proposed visit or inspection by any Governmental Authority, including, any Agency (such as the FDA) or any environmental regulatory authority if such visit or inspection has the potential to impact Product, and (b) CytoDyn shall promptly (and in no event later than one (1) Business Day) furnish Vyera summaries of all reports, documents or correspondence with respect to any Agency requests or inspections of the Facility related to the Manufacture of the Product as well as a copy of each such report, document or correspondence, including but not limited to any Form 483 or Establishment Inspection Report (EIR). To the extent permitted under its Upstream Supply Agreements, CytoDyn shall also provide Vyera any proposed corrective actions, responses and other changes arising out of such review or inspection by such Agency.

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4.5 Restricted Categories. [***]

4.6 Labeling. CytoDyn will comply with all specified labeling as to the Product and each component and container as required by Applicable Law.

4.7 Quality Agreement. The Parties shall negotiate in good faith and enter into a Quality Agreement and a Pharmacovigilance Agreement in accordance with the Commercialization Agreement.

ARTICLE 5

RECORDS; AUDITS; RECALLS; REGULATORY MATTERS

5.1 Records. CytoDyn shall retain all records related to the (a) Manufacture of Product(s) for a period of not less than ten (10) years from the date of Manufacture of each Batch of Product(s) to which said records pertain (or such longer period as required by applicable Law) and (b) Manufacture of Validation batches for ten (10) years past the effective date of termination of this Agreement (or such longer period as required by Applicable Law) (each such period shall be referred to as the “Retention Period”). To the extent permitted by its Upstream Supply Agreements, CytoDyn shall provide Vyera with complete and accurate copies of the appropriate documents for each production Batch, upon Vyera’s request.

5.2 Audit Rights. To the extent permitted by its Upstream Supply Agreements, the Records shall be open to inspection and subject to audit and/or reproduction, during normal working hours (but not more than once per calendar year except in the case of emergency or for-cause in which case such once per year limit shall not apply) by Vyera or its authorized representative (a) as required by governmental authorities or (b) as may be desirable by Vyera for any other valid business purpose related to (i) the Commercialization (as defined in the Commercialization Agreement) of Product or (ii) verification of CytoDyn’s compliance with its obligations under this Agreement. CytoDyn shall preserve such Records for a period of ten (10) years after the end of the Term or for such longer period as may be required by Applicable Law. For the purpose of such audits, inspections, examinations and evaluations, Vyera or its authorized representative shall have access to such records beginning on the Effective Date and continuing until five (5) years after the expiration or termination of this Agreement. In addition, CytoDyn shall provide adequate and appropriate workspace for Vyera or its authorized representatives to conduct such audit. Vyera and/or its authorized representative will be required to follow all rules, regulations and standard operating procedures of CytoDyn when on site. Vyera or its authorized representative shall give CytoDyn at least four (4) weeks’ advanced written notice of an intent to audit (except in the case of emergency or for-cause). CytoDyn may require that any Person performing an audit on Vyera’s behalf, including, but not limited to, an employee of Vyera, execute a confidentiality agreement in a form acceptable to CytoDyn.

5.3 Decisions on Recalls. As between the Parties, CytoDyn shall have the ultimate responsibility as to whether to institute a recall or withdrawal of Product (whether instituted at the request of an Agency, out of specification upon stability, or voluntarily instituted by CytoDyn for any reason); provided that, to the extent practical, CytoDyn shall notify Vyera thereof prior to implementation.

5.4 Recalls. In the event that Product(s) are recalled or withdrawn, Vyera shall fully cooperate with CytoDyn in connection with such recall or withdrawal. In the event a Product is recalled or withdrawn as the result of a Manufacturing issue as to which CytoDyn is obligated to provide indemnification hereunder, CytoDyn shall reimburse Vyera for (a) all costs associated with the recalled or withdrawn Product, including the Supply Price for Product and (b) all expenses incurred in connection with such recall or withdrawal, in each case subject to the limitation of liability provisions set forth in Sections 11.4 and 11.5 of this Agreement.

5.5 Disclosure of Audits. Vyera acknowledges that governmental authorities (including Agencies) may, in conducting an inspection of CytoDyn, request copies of reports of CytoDyn audits of its suppliers. For clarity, in response to such a request, CytoDyn may provide to the Governmental Authority (including any Agency) the report of any compliance audit conducted in accordance with this Agreement or the Quality Agreement.

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ARTICLE 6

CONSIDERATION

6.1 Supply Price. For each unit of Product ordered by Vyera under Firm Orders and supplied by CytoDyn to Vyera in accordance with the terms and conditions of this Agreement, Vyera shall pay CytoDyn the Supply Price, which payments shall be made in accordance with Section 6.2. The Parties agree and acknowledge, the Supply Price shall be the total fees payable by Vyera under this Agreement (and for clarity such amounts shall be the overall compensation for all fees and expenses required for the performance of this Agreement by CytoDyn). The Supply Price shall not exceed [***] per unit dose of Product (the “Price Cap”) with respect to Firm Orders placed by Vyera pursuant to Section 3.2 on or after the Effective Date and prior to January 1, 2022; provided, however, that solely to the extent Vyera’s Firm Orders for Delivery during the period commencing upon BLA approval and ending on the date that is [***] thereafter (the “Initial Supply Period”) exceeds [***] unit doses of Product, the Price Cap for any additional unit doses (in excess of the [***]) Delivered during the Initial Supply Period shall be [***] per unit dose of Product. Beginning on [***] the Price Cap will be increased on an annual basis by a percentage amount equal to the percentage change in the Producer Price Index for Pharmaceutical Preparation Manufacturing published by the United States Department of Labor, Bureau of Labor Statistics, or comparable successor index over the preceding 12-month period.

6.2 Invoicing; Payment. Upon Delivery of Product ordered by Vyera pursuant to Firm Orders in accordance with this Agreement, to Vyera, CytoDyn shall provide to Vyera an Invoice therefor which will be based on the then current Supply Price. Vyera shall pay each Invoice within thirty (30) days from the date the Invoice is delivered. All payments under this Agreement shall be made in U.S. Dollars.

6.3 Taxes. The amounts payable pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Vyera shall deduct and withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if CytoDyn is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding tax, it may deliver to Vyera or the appropriate Governmental Authority the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Vyera of its obligation to withhold tax. In such case Vyera shall apply the reduced rate of withholding, or not withhold, as the case may be, provided that Vyera is in receipt of evidence, in a form reasonably satisfactory to Vyera, for example CytoDyn’s delivery of all applicable documentation at least two (2) weeks prior to the time that the Payments are due. If, in accordance with the foregoing, Vyera withholds any amount, it shall pay to CytoDyn the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send CytoDyn proof of such payment within sixty (60) days following that payment. CytoDyn shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments made by Vyera to CytoDyn under this Agreement.

6.4 Audit. CytoDyn shall maintain, and shall cause its Affiliates and use Commercially Reasonable Efforts to cause its Subcontractors to maintain, complete and accurate records in sufficient detail to permit Vyera to confirm the accuracy of the calculation of Supply Price due under this Agreement. Upon reasonable prior notice, but not more than once per Calendar Year, such records of CytoDyn and its Affiliates shall be available during Vyera’s and its Affiliates regular business hours for a period of three (3) years from the end of the Calendar Year to which they pertain for examination at the expense of Vyera by an independent certified public accountant selected by Vyera and reasonably acceptable to the CytoDyn, for the sole purpose of verifying the accuracy of the Supply Price furnished by CytoDyn pursuant to this Agreement. The records for any given calendar year may not be audited more than once. Any such auditor shall not disclose CytoDyn’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by CytoDyn or the amount of payments due by CytoDyn under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest, as set forth in Section 6.5 from the original due date. Any amounts shown to have been overpaid shall be refunded within thirty (30) days from the accountant’s report. Vyera shall bear the full cost of such audit unless such audit discloses an underpayment by CytoDyn of more than five percent (5%) of the amount due, in which case CytoDyn shall bear the full cost of such audit. The audit rights set forth in this Section 6.4 shall survive the Term for a period of one (1) year. Upon Vyera’s request and at Vyera’s expense, to the extent permitted under the applicable Upstream Supply Agreement, CytoDyn shall audit its Subcontractors to confirm the accuracy of the calculation of such Subcontractor’s pricing; provided that Vyera shall be subject to the limitations specified above with respect to the frequency of any such audit requests. CytoDyn may require that any individual or entity performing an audit on CytoDyn’s behalf, including, but not limited to, an employee of CytoDyn, execute a confidentiality agreement in a form acceptable to CytoDyn.

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6.5 Late Payment. All payments due to a Party under this Agreement shall be made in U.S. Dollars by wire transfer of immediately available funds into an account designated by the receiving Party. If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of two percent (2%) over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by Applicable Law, whichever is lower.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Mutual Representations, Warranties and Covenants. Each of the Parties hereby represents and warrants to the other Party as of the Effective Date and hereinafter, as set forth below, covenants that:

(a)

Organization. It is duly organized, validly existing, and in good standing under Applicable Law of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b)

Binding Agreement. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other Applicable Law of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

(c)

Authorization. The execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party.

(d)

No Further Approval. It is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements (save for Regulatory Approvals and similar authorizations from Governmental Authorities necessary for the Commercialization (as defined in the Commercialization Agreement) of the Products as contemplated hereunder).

(e)

No Inconsistent Obligations. Neither Party is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfilment of its obligations hereunder.

7.2 Representations and Warranties for Product. CytoDyn represents and warrants as of the Effective Date, and hereinafter, as set forth below, covenants to Vyera that all Product shall, at the time of Delivery:

(a)	be Manufactured in accordance with, and shall meet, the Product Specifications;
(b)	be Manufactured in accordance with all Applicable Laws (including cGMPs and DSCSA) in effect on the day of Delivery;
(c)	not be adulterated or misbranded within the meaning of FDCA;
(d)	not be an article that may not, under the provisions of the FDCA, or any similar Applicable Law of any other jurisdiction, be introduced into stream of commerce; and
(e)	have at least the Minimum Remaining Shelf-Life, as evidenced by expiry dating, remaining.

7.3 Inspection. Within [***] of Delivery of a given shipment of Product, Vyera (or its agent) shall verify on the basis of a visual inspection the quantity of, and reasonably visible external damage to the container of (but without any obligation to open any drums or other external packaging), Product delivered. In addition, Vyera (or its agent) shall review the Product following Delivery at Vyera’s discretion (based minimally on physical inspection, review of the quality release documentation provided by CytoDyn pursuant to Section 3.9 and review of the temperature monitoring record to ensure that the appropriate storage temperature was maintained during shipment); and if Vyera claims that a shipment of Product did not, at the time of Delivery, meet the representations, warranties or covenants specified in Section 7.2 or the quality requirements set forth in Article 4 (a “Deficiency”), Vyera shall notify CytoDyn based on the foregoing inspection within [***] after Delivery of such Product, which notice shall provide the quantities affected, the basis for the claim and other information reasonably necessary for CytoDyn to assess the claim. Notwithstanding the foregoing, if Vyera claims that the Deficiency is a Latent Defect, Vyera shall have the obligation to provide such notification to CytoDyn in writing within [***] after Vyera’s discovery of such Latent Defect (or within [***] after Vyera is notified in writing by a Third Party of such Latent Defect, if later). CytoDyn shall at its expense and at no further cost to Vyera replace any Product that has a Deficiency; provided that, in the event that Vyera has not notified CytoDyn of (a) Deficiency within [***] of delivery or (b) a Latent Defect within [***] of delivery, CytoDyn shall have no obligation to Vyera with respect to the subject Product that is claimed to have a Deficiency and/or a Latent Defect, as applicable. All affected units of Product that have a Deficiency and/or Latent Defect for which CytoDyn is responsible under this Section 7.3 shall be returned to CytoDyn at CytoDyn’s cost. If any rejected Product is determined by CytoDyn to not have a Deficiency, Vyera shall reimburse CytoDyn for all costs and expenses related to the inspection and return of such Product to CytoDyn. If Vyera and CytoDyn disagree as to whether Product contains a Deficiency, the Parties shall resolve such Dispute in accordance with Article 10.

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7.4 Return or Destruction. Any Product that is determined to contain a Deficiency and that is in Vyera’s possession shall, at Vyera’s option, either be returned to CytoDyn or destroyed in accordance with Applicable Laws, in each case, at CytoDyn’s expense.

7.5 Excluded Entities. CytoDyn represents and warrants that, as of the date of this Agreement, neither it, nor any of its officers, directors, employees, or, to CytoDyn’s knowledge, Subcontractors has been in Violation. CytoDyn shall notify Vyera in writing immediately if any Violation occurs or comes to its attention at any time during the Term. If a Violation exists with respect to any of CytoDyn’s officers, directors, employees, or Subcontractors, CytoDyn shall promptly remove such individual(s) or entities from performing any service, function or capacity related to the Manufacturing of Product. Vyera shall have the right, in its sole discretion, to terminate this Agreement in the event of any such Violation.

7.6 Compliance with Laws. CytoDyn shall comply with and give all notices required by Applicable Law bearing on the performance of this Agreement as existing on the Effective Date and as enacted or amended during the Term. CytoDyn shall notify Vyera if it becomes aware of any non-compliance in connection with this Agreement and shall take all appropriate action necessary to comply with such Applicable Laws.

7.7 Encumbrances. CytoDyn represents, warrants and covenants that it will have good and marketable title, free and clear of any pledge, lien, restriction, claim, charge, security interest and/or other encumbrance, to all Product to be Delivered under this Agreement, and all Product supplied to Vyera shall be free and clear of all pledges, liens, restrictions, claims, charges, security interests and/or other encumbrances at the time of Delivery.

7.8 No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT OR AS TO THE VALIDITY OF ANY PATENTS.

ARTICLE 8

IP MATTERS; CONFIDENTIALITY

8.1 Intellectual Property Matters. Vyera acknowledges and agrees that the Products supplied to it under this Agreement are subject to the licenses granted to Vyera by CytoDyn under the Commercialization Agreement and that Vyera shall only use, have used, offer for sale, sell, have sold and import Products in the Field in the Territory. The Parties hereby acknowledge and agree that the provisions of Sections 2.2-2.5 of the Commercialization Agreement regarding intellectual property matters apply to this Agreement.

8.2 Confidentiality Obligations. The Parties hereby acknowledge and agree that the confidentiality provisions set forth in Article 10 of the Commercialization Agreement apply to this Agreement and to information furnished hereunder.

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ARTICLE 9

TERM AND TERMINATION

9.1 Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 9, shall remain in effect until the expiration of the Royalty Term (as defined in the Commercialization Agreement); provided, however, that following the Royalty Term, Vyera shall have the right (the “Continuation Right”), in its sole discretion, to extend the Term for so long as Vyera agrees to pay CytoDyn the royalty payments required to be paid pursuant to Section 11.1 of the Commercialization Agreement with respect to Products supplied to it under this Agreement following the Royalty Term. If Vyera elects to exercise the Continuation Right, it shall deliver a notice to CytoDyn at least [***] prior to the initial slated expiration of the Term. In the event that Vyera decides to terminate this Agreement after its exercise of the Continuation Right, it will provide CytoDyn with written notice at least [***] prior to such termination.

9.2 Termination for Material Breach. Either Party (the “Non-Breaching Party”) may terminate this Agreement in the event the other Party (the “Breaching Party”) commits a material breach of this Agreement, and such material breach (excluding breaches of payment obligations) has not been cured within [***] after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party (the “Cure Period”). The Cure Period shall be [***] after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party for breaches of payment obligations. The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section 9.2 shall become effective at the end of the Cure Period, unless the Breaching Party has cured any such material breach prior to the expiration of such Cure Period, or, if such material breach is not reasonably susceptible to cure within the Cure Period, then, the Non-Breaching Party’s right of termination shall be suspended only if, and for so long as, the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure of such material breach, such plan is accepted by the Non-Breaching Party (such acceptance not to be unreasonably withheld, delayed or conditioned), and the Breaching Party commits to and carries out such plan as provided to the Non-Breaching Party. The right of either Party to terminate this Agreement as provided in this Section 9.2 shall not be affected in any way by such Party’s waiver of or failure to take action with respect to any previous breach under this Agreement.

9.3 Termination of Commercialization Agreement; Force Majeure Event. This Agreement shall terminate upon the termination of the Commercialization Agreement in the event that the termination of the Commercialization Agreement occurs prior to the expiration of the Royalty Term. Each Party, as a Non-Affected Party, may also terminate this Agreement in accordance with Section 12.5.

9.4 Termination by Vyera. Vyera shall have the right to terminate this Agreement in its entirety at any time after the Effective Date if any of the following occurs and, to the extent curable, is not cured to Vyera’s reasonable satisfaction within [***]: (a) if (i) any required BLA, DMF or other permit or license relating to a Product is not issued or is deactivated, by any Agency or other Governmental Authority, or (ii) CytoDyn fails to satisfy Validation or other cGMP requirements; (b) if any required license, permit or certificate of CytoDyn related to the Facility or the Manufacture of Product is not approved or not issued, or is deactivated or withdrawn, by any Agency or other Governmental Authority; or (c) pursuant to Section 7.5.

9.5 Termination for Bankruptcy. Either Party may terminate this Agreement in its entirety upon providing written notice to the other Party on or after the time that such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above, and such proceeding or action remains un-dismissed or un-stayed for a period of more than [***].

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9.6 Effects of Termination. All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies.

(a)

In the event that this Agreement is terminated by Vyera in accordance with Section 9.2, Section 9.4 or Section 9.5, Vyera shall (in its discretion) either: (i) keep any or all outstanding Firm Orders in place (on a Firm Order-by-Firm Order basis as determined by Vyera), in which case CytoDyn shall Manufacture and Deliver, in accordance with this Agreement, all quantities of Products ordered pursuant to such Firm Orders (regardless of whether the Delivery Date for such Products is before or after such termination) and Vyera shall pay the Supply Price with respect to such Products which meet the representations, warranties and covenants set forth in this Agreement; or (ii) cancel any or all outstanding Firm Orders (on a Firm Order-by-Firm Order basis as determined by Vyera), and with respect to any such cancelled Firm Orders, Vyera shall have no further liability with respect thereto; provided that Vyera shall only have the right to cancel Firm Orders pursuant to this clause (ii) if this Agreement is terminated by Vyera pursuant to Section 9.2 or Section 9.4.

(b)

In the event that this Agreement is terminated by CytoDyn pursuant to Section 9.2 or by Vyera pursuant to Section 9.4 or Section 9.3 (second sentence), Vyera shall purchase the quantity of Safety Stock of Product existing as of the time of such termination (if any) that is in finished, packaged and labelled form (provided that all such Product meets the representations, warranties and covenants set forth in this Agreement), and in connection therewith, CytoDyn shall Deliver all such quantities of Safety Stock in accordance with this Agreement, and Vyera shall pay the applicable Supply Price with respect to such Product. Notwithstanding the foregoing or anything to the contrary contained herein, from and after the delivery of any notice of termination pursuant to this Agreement, CytoDyn shall not replenish (or otherwise add any additional quantities of Product to) any Safety Stock then being held for Vyera.

(c)

Upon expiration or termination of this Agreement, Vyera and CytoDyn shall immediately settle all outstanding invoices and other monies owed to the other pursuant to this Agreement. The termination or expiration of this Agreement shall not affect the rights and obligations of the Parties accruing prior to such termination or expiration. Subject to the foregoing, expiration or termination of this Agreement shall relieve and release the Parties from any liabilities and obligations under this Agreement, other than those specifically set forth in this Article 9 and those that survive termination in accordance with Section 9.8.

9.7 Remedies. Notwithstanding anything to the contrary in this Agreement, except as otherwise explicitly set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any Liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation. Each Party shall be free, pursuant to Article 10, to seek, without restriction as to the number of times it may seek, damages, costs and remedies that may be available to it under Applicable Law or in equity.

9.8 Survival. In the event of termination of this Agreement, in addition to the provisions of this Agreement that continue in effect in accordance with their terms, the following provisions of this Agreement shall survive: Articles 1, 8, 10 and 11, and Sections 4.2, 4.3, 5.1, 5.2, 5.3, 5.4, 5.5, 6.3, 6.4, 6.5, 7.3, 7.4, 7.8, 9.6, 9.7, 9.8, 12.1-12.2, 12.4-12.5, 12.7-12.8, and 12.10-12.13.

ARTICLE 10

DISPUTE RESOLUTION

10.1 Disputes. The Parties acknowledge and agree that this Agreement and any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to this Agreement relating to either Party’s rights or obligations hereunder (each, a “Dispute”, and collectively, the “Disputes”) that is not resolved through good faith negotiation between the Parties shall be subject to and governed by the dispute resolution provisions set forth in Article 12 of the Commercialization Agreement; provided that each Party acknowledges and agrees that no Dispute arising under this Agreement shall be deemed a Reserved Dispute (as defined in the Commercialization Agreement).

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ARTICLE 11

INDEMNIFICATION

11.1 Indemnification by Vyera. Vyera hereby agrees to defend, indemnify and hold harmless CytoDyn and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, a “CytoDyn Indemnitee”) from and against any and all claims, suits, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively, the “Losses”), to which any CytoDyn Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise directly or indirectly out of: (a) the breach by Vyera of any warranty, representation, covenant or agreement made by Vyera in this Agreement; (b) Commercialization (as defined in the Commercialization Agreement) activities undertaken by or on behalf of Vyera or its Affiliates; or (c) the negligence, gross negligence, illegal conduct or willful misconduct of Vyera or its Affiliate or sublicensee, or any officer, director, employee, agent or representative thereof; except, with respect to each of subsections (a), (b) and (c) above, to the extent such Losses arise directly or indirectly from the negligence, gross negligence, illegal conduct or willful misconduct of any CytoDyn Indemnitee or the breach by CytoDyn of any warranty, representation, covenant or agreement made by CytoDyn in this Agreement.

11.2 Indemnification by CytoDyn. CytoDyn hereby agrees to defend, indemnify and hold harmless Vyera and its Affiliates and each of their respective directors, officers, employees, agents and representatives (each, a “Vyera Indemnitee”) from and against any and all Losses to which any Vyera Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of: (a) the breach by CytoDyn of any warranty, representation, covenant or agreement made by CytoDyn in this Agreement; (b) the negligence, gross negligence, illegal conduct, or willful misconduct of CytoDyn or its Affiliate or its Subcontractor, or any officer, director, employee, agent or representative thereof; (c) the labeling, packaging, or package insert with respect to any Product; (d) the Manufacture of any Product; or (e) the infringement of Third Party Patents (as defined in the Commercialization Agreement) or the misappropriation of Third Party Know-How (as defined in the Commercialization Agreement) by the Manufacture of the Product; except, with respect to each of subsections (a), (b), (c) (d) or (e) above, to the extent such Losses arise directly or indirectly from the negligence, gross negligence, illegal conduct or willful misconduct of any Vyera Indemnitee or the breach by Vyera of any warranty, representation, covenant or agreement made by Vyera in this Agreement.

11.3 Indemnification Procedures.

(a)

Notice. Promptly after a CytoDyn Indemnitee or a Vyera Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Claim, such Indemnitee shall give written notice of the Claim to the Party from whom the Indemnitee is entitled to receive indemnification pursuant to Sections 11.1 or 11.2, as applicable (the “Indemnifying Party”). However, an Indemnitee’s delay in providing or failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate actual prejudice due to the delay or lack of notice.

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(b)

Defense. Upon receipt of notice under this Section 11.3 from the Indemnitee, the Indemnifying Party will have the duty to either compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee) such Claim. The Indemnifying Party will promptly (and in any event not more than twenty (20) days after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation to indemnify the Indemnitee with respect to the Claim pursuant to this Article 11 and of its intention either to compromise or defend such Claim. Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee’s reasonable out of pocket Third Party expenses related to its investigation and cooperation, except as otherwise provided in the next sentence. As to all Claims as to which the Indemnifying Party has assumed control under this Section 11.3(b), the Indemnitee shall have the right to employ separate counsel and to participate in the defense of a Claim (as reasonably directed by the Indemnifying Party) at its own expense; provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnifying Party and the Indemnitee in the defense of such Claim, the Indemnifying Party shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee in relation to such Third Party Claim.

(c)

Cooperation. The Indemnitee shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim. The Indemnifying Party shall keep the Indemnitee informed on a reasonable and timely basis as to the status of such Claim (to the extent the Indemnitee is not participating in the defense of such Claim) and conduct the defense of such Claim in a prudent manner.

(d)

Settlement. If an Indemnifying Party assumes the defense of a Claim, no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the Indemnitee’s consent shall not be required of a settlement where: (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (iii) the Indemnitee’s rights under this Agreement are not adversely affected; and (iv) there is a full release of the Indemnitee from such Claim. If the Indemnifying Party fails to assume defense of a Claim within a reasonable time, the Indemnitee may settle such Claim on such terms as it deems appropriate with the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned), and the Indemnifying Party shall be obligated to indemnify the Indemnitee for such settlement as provided in this Article 11. It is understood that only Vyera and CytoDyn may claim indemnification under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity under this Agreement.

11.4 Limitation of Liability. EXCEPT FOR A PARTY’S OBLIGATIONS SET FORTH IN THIS ARTICLE 11 AND ANY BREACH OF SECTION 8.2, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES OR SUBLICENSEES) IN CONNECTION WITH THIS AGREEMENT FOR LOST REVENUE, LOST PROFITS, LOST ROYALTIES, LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

11.5 Damages Cap. IN ADDITION TO THE LIMITATION OF LIABILITY IN SECTION 11.4 EXCEPT FOR (a) EACH PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE 11; (b) FOR ANY BREACH OF SECTION 8.2 BY SUCH PARTY; AND (c) DAMAGES ARISING OUT OF SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, EACH PARTY’S MAXIMUM AGGREGATE LIABILITY TO COMPENSATE THE OTHER PARTY FOR ALL DAMAGES UNDER THIS AGREEMENT WILL BE SET ON A PER CALENDAR YEAR BASIS AND FOR THE CALENDAR YEAR IN WHICH THE CAUSE OF SUCH LIABILITY LIES OR EXISTS (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, STATUTE, OR OTHERWISE) AND SHALL BE LIMITED TO [***]

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ARTICLE 12

MISCELLANEOUS

12.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, or on the next Business Day after being sent by reputable international overnight courier (with delivery tracking provided, signature required and delivery prepaid), in each case, to the Parties at the following addresses, each as may be specified below (or at such other address for a Party as shall be specified by notice given in accordance with this Section 12.1).

If to Vyera:

Vyera Pharmaceuticals, LLC

600 Third Avenue, 10th Floor

New York, NY 10016

Attention: Legal Department

Email: [***]

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178-0060

Attention: [***]

Email: [***]

If to CytoDyn:

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, WA 98660

Attention: Chief Executive Officer

Email: [***]

with a copy to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, NJ 07068

Attention: [***]

Email: [***]

12.2 Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law principles that would result in the application of the laws of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement

12.3 Designation of Affiliates. Each Party may discharge any obligation and exercise any right hereunder through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

12.4 Relationship of the Parties. It is expressly agreed that CytoDyn, on the one hand, and Vyera, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency, including for tax purposes. Neither CytoDyn nor Vyera shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of that Party and not of the other Party and all costs and obligations incurred by reason of such employment shall be at the expense of such Party.

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12.5 Force Majeure. Except as set forth in this Section 12.5, neither Party (the “Affected Party”) shall be liable to the other Party (the “Non-Affected Party”) for failure or delay to perform its obligation under Agreement when such failure or delay is due to riots, storms, fires, explosions, floods, earthquakes, war, embargoes, blockades, insurrections, an act of God or any other cause which is beyond the reasonable control of the Affected Party (“Force Majeure Event”). A Force Majeure Event will include, without limitation, events that would otherwise qualify as Force Majeure Events that affect CytoDyn’s upstream suppliers and/or that may be considered a force majeure event under the applicable Upstream Supply Agreement. The Affected Party shall provide the Non-Affected Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the Affected Party will be unable fully to perform its obligations under this Agreement. If a condition constituting a Force Majeure Event exists for more than (a) [***] or (b) [***] in any twelve (12) month period, the Parties shall negotiate a mutually satisfactory solution to the Force Majeure Event, if practicable, including the use of a Third Party to fulfil the obligations hereunder of the Affected Party. If the Parties are unable to resolve the Force Majeure Event within [***] then the Non-Affected Party may terminate this Agreement with notice to the Affected Party; provided that, in the event of a Force Majeure Event affecting an upstream supplier that exists for more than (a) [***] or (b) [***] in any twelve (12) month period, CytoDyn will have an additional [***] to arrange for an alternate upstream supplier prior to Vyera having the right to terminate this Agreement.

12.6 Assignment. Either Party may assign or transfer this Agreement to a Third Party in connection with an assignment of the Commercialization Agreement to such Third Party, to the extent such assignment is permitted under the terms of the Commercialization Agreement. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.6 shall be null, void and of no legal effect.

12.7 Severability. If any one (1) or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision(s) shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.8 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

12.9 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.

12.10 Headings. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

12.11 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders. Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days. The terms “including,” “include,” “includes” or “for example” shall not limit the generality of any description preceding such term and, as used herein, shall have the same meaning as “including, but not limited to,” and/or “including, without limitation.” The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provision.

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12.12 Entire Agreement. This Agreement (including the provisions of the Commercialization Agreement referenced in this Agreement, as well as any other provisions of the Commercialization Agreement referenced in such provisions of the Commercialization Agreement), including the Attachments hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof; including the Mutual Confidential Disclosure Agreement between the Parties effective January 31, 2019. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. In the event of any inconsistency between the body of this Agreement and either any Attachments to this Agreement or any subsequent agreements ancillary to this Agreement, unless otherwise expressly stated to the contrary in such Attachment or ancillary agreement, the terms contained in this Agreement shall control.

12.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

[Remainder of this page intentionally left blank —signature page follows]

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IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

CYTODYN INC.

By:	/s/ Nader Z. Pourhassan
Name:	Nader Z. Pourhassan, Ph.D.
Title:	President and Chief Executive Officer

VYERA PHARMACEUTICALS, LLC

By:	/s/ Averill L. Powers
Name:	Averill L. Powers
Title:	Chief Strategy Officer and General Counsel

[Signature Page to Supply Agreement]

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Attachment A

Product Specifications

[See attached.]

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